Exhibit 10.4
          , 2006
Assisted Living Concepts, Inc.
111 West Michigan Street
Milwaukee, WI 53203
Attention: Laurie A. Bebo, President
Re: Agreement for Reimbursement Services
Dear Ms. Bebo:
This letter shall serve as the agreement (the “Agreement”) between Extendicare Health Services, Inc., a Delaware corporation, Milwaukee, Wisconsin (“EHSI”) and Assisted Living Concepts, Inc., a Nevada corporation, Milwaukee, Wisconsin (“ALC”) relating to the provision of certain specific reimbursement services to ALC by EHSI.
1.	EHSI, through its Reimbursement Services Department, shall provide to ALC the specific reimbursement services described on Exhibit A, attached hereto and incorporated herein by reference (the “Reimbursement Services” or “Services”). Additional Reimbursement Services shall be provided at the request of ALC at the hourly rates set forth in Exhibit A. These Reimbursement Services do not include the actual preparation of the Texas or other cost reports. The Reimbursement Services only provide that EHSI shall provide advice to ALC to enable ALC personnel to prepare the cost reports, to review the cost reports for accuracy, to co-sign the report (as a authorized), and to respond to questions on cost reports for those specific cost reports years for which ALC has engaged EHSI to perform the Services.

2.	ALC will engage EHSI to perform the Services for a defined cost report year. For example, ALC will engage EHSI to provide services for the Texas 2006 Cost Reports that have a fiscal year end of August 31, 2006. The term of this Agreement shall commence on the date ALC becomes an independent, public company (the “Commencement Date”) and expire prior to the commencement of the next cost report year being August 31, 2007, unless extended or terminated pursuant hereto.

3.	ALC shall not have the right to terminate this Agreement.

4.	ALC shall have the option to extend the Term of this Agreement for one additional period of twelve months upon written notice provided no later than three (3) months prior to the commencement of the next cost report year, being August 31st. The extended term shall be on the same terms, covenants and conditions except the Annual Fee shall be $20,600.00 for the one year renewal term.

5.	ALC shall pay EHSI the total amount of Twenty Thousand and 00/100 Dollars ($20,000.00) (the “Fee”) for the Reimbursement Services for the Initial Term. The payment shall be paid no later than 30 days after filing of the Texas Cost reports. The payment of the Fee shall be made without notice, demand or setoff to EHSI by wire transfer or delivery on such dates, time being of the essence.

6.	The parties acknowledge EHSI is acting solely as an independent contractor in the performance of the Services. EHSI shall keep any and all information and documentation provided to EHSI by ALC in the performance of this Agreement confidential. EHSI shall comply with any and all laws and regulations in the performance of the Services and shall indemnify and hold ALC harmless from any liability resulting from the delivery of the Services.

7.	Until the expiration of five (5) years after the furnishing of all Services pursuant to this Agreement, upon written request EHSI shall make available, to any governmental agency having jurisdiction, this Agreement, and the books, documents and records of EHSI that are necessary to certify the nature and extent of the costs incurred by EHSI in the performance of this Agreement; and, if EHSI carries out any of the duties of the Agreement through a subcontract, with a value or cost of Ten Thousand and 00/100 Dollars ($10,000.00)or more over a twelve-(12) month period, with a Related Organization (as that term is defined by regulation), such subcontract shall contain a clause to the effect that until the expiration of five (5) years after the furnishing of such subcontracted services, the Related Organization shall make available, upon written request to such governmental agency, such subcontract, and any books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

8.	The parties shall each execute an original of the Business Associate Agreement attached hereto as Exhibit B (the “Business Associate Agreement”), which is required pursuant to the Health Insurance Portability and Accountability Act of 1996, Public Law Number 104-191 (“HIPAA”) and the regulations promulgated by the U.S. Department of Health and Human Services.

9.	Any notices required or given pursuant to this agreement shall be personally delivered or sent by certified or registered mail, return receipt requested or by a nationally recognized courier with proof of delivery, and shall be sent to the individuals executing this Agreement at the address set forth above with copies to the Legal Counsel for each party.

10.	This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Agreement shall be governed by the laws of the State of Wisconsin. This Agreement constitutes the entire agreement and understanding between the parties relating to its subject matter. This Agreement may not be modified or changed except by a written document executed by both parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, will be deemed to constitute one and the same document.
If you are in agreement with the terms, covenants and conditions of this Agreement please indicate your acceptance and intent to be bound thereto by executing the enclosed copy and returning it to the undersigned.
Very Truly Yours,
Extendicare Health Services, Inc.
By:
Philip W. Small, President
The undersigned, Laurie A. Bebo, President of Assisted Living Concepts, Inc. hereby accepts the terms, covenants and conditions of this Agreement on behalf of ALC this      day of           , 2006.
Assisted Living Concepts, Inc.
By:
Laurie A. Bebo, President

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